EXHIBIT 99.1

July 11, 2007

VIA EMAIL AND OVERNIGHT MAIL

Mr. Jeffrey W. Ubben

Mr. G. Mason Morfit

ValueAct Capital

435 Pacific Avenue, Fourth Floor

San Francisco, CA 94133

Dear Jeff and Mason:

We were surprised and disappointed by your July 10th letter regarding our proposed acquisition of Bausch & Lomb. Your opposition to this transaction is especially hard to understand given your expressed interest on June 12th in investing $700 million in equity in a B&L acquisition and your reaffirmation of a desire to participate in financing the transaction as recently as July 5th.

Based on our review over the last several months, we believe the proposed acquisition of B&L offers a unique and compelling value-creating opportunity for AMO and all of its stockholders. As we stated in our July 5th press release, this transaction, which we believe would be significantly accretive on a cash basis in year two, would:

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Significantly expand AMO’s global scale and scope. With sales in over 100 countries and operations in over 50, B&L’s global reach would greatly enhance AMO’s ability to expand market opportunities and margins.

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Broaden and deepen AMO’s product portfolio. B&L’s strengths are in contact lenses and lens care, eye drops for dry eye, allergies and inflammation, vitamins for ocular health, vitreoretinal surgical products and post-operative prescription products. Combining these with AMO’s eye care, cataract and refractive products and technologies would create a broad-based product offering for physicians and further AMO’s stated strategy of providing the complete refractive solution.

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Enhance AMO’s ability to generate efficiencies and innovation. The combined global platform would provide significant opportunities to enhance efficiencies and create productivity improvements. Economies of scale would allow both companies to build on their unique and complementary heritages of product leadership and innovation within ophthalmology through increased investment in R&D.

We have every confidence that we have the experience and bandwidth to successfully complete the transaction and integrate the two businesses to create a stronger, more competitive combined company with a platform for sustained, profitable growth.

Your letter makes numerous inaccurate and misleading statements about the proposed transaction that we feel compelled to address:

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We strongly disagree with your assertions about the long-term demand profile of the contact lens and lens care businesses. This market has attractive long-term growth rates and, as you well know, has always been a central part of our Complete Refractive Solution strategy.

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We question your analysis of the collarless equity component. To be clear, our June 29th proposal was for a fixed number of shares, which would be set at the time of the merger agreement. Including a collar could have increased the number of shares AMO would be required to issue, thereby diluting our stockholders’ interest.

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We take issue with your blatant mischaracterization of our conversation regarding potential commitments from private equity firms. While we may pursue private equity financing in the future, we do not have commitments at the current time only because we have not sought them – and not because of any perceived regulatory risk.

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Regarding your portrayal of the regulatory risk associated with the transaction, we stated in our July 5th release that we have conducted a thorough review of the potential antitrust issues and are confident that we will be able to address these issues in a timely manner.

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The global recall of Moisture Plus is well underway and our eye care team is now focused on relaunching another product by the end of the third quarter. The IntraLase integration is effectively done and has been a tremendous success.

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We have been clear that a team of advisors is working in conjunction with our management team. We have every confidence that we have the necessary time and resources to focus on implementing a successful transaction.

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Your characterizations of earnings and guidance updates without reference to the context in which they were made are grossly misleading. The one-time charges you referenced were for acquisitions and repositioning efforts made in the latter half of the five-year period for which most of the accretion and value will be generated in future years. In the five years since AMO became an independent company, we have increased our enterprise value from $410 million to approximately $3.8 billion. This is strong evidence of our ability to create value.

We have been encouraged by the market reaction to our July 5th announcement and the positive feedback we have received from many stockholders on the strategic rationale and value-creation potential of the transaction.

We were very surprised by your unprovoked public attack. The content and tone of your letter are particularly disturbing because we have been open and forthright in our discussions with you as a major stockholder that had asked to participate as our partner in the transaction.

Sincerely,

/s/ James V. Mazzo

James V. Mazzo

Chairman, President & CEO

cc:

Advanced Medical Optics’ Board of Directors

Christopher G. Chavez

William J. Link, PH.D

Michael A. Mussallem

Robert J. Palmisano

James O. Rollans

Deborah J. Neff

Elizabeth H. Dávila

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